Andrew S. Lerner
Chief Executive Officer
Inter-Atlantic Financial, Inc.
(212) 581-2000
FOR IMMEDIATE RELEASE
INTER-ATLANTIC FINANCIAL, INC.
RECEIVES NOTICE FROM EXCHANGE
New York, New York, February 17, 2009 — Inter-Atlantic Financial, Inc. (NYSE Alternext US: IAN) (the “Company”) announced today that it received notice from the NYSE Alternext US, LLC (“Exchange”) indicating that it was not in compliance with Section 704 of the NYSE Alternext US Company Guide (the “Company Guide”) because the Company did not hold an annual meeting of its stockholders during the year ended December 31, 2008. The Company is in receipt of this letter although the Company’s counsel, at the Company’s direction, previously contacted the Exchange and was informed verbally that due to the timing of the Company’s initial public offering the Company would not be required to have an annual meeting until 2009.
     The notification from the Exchange indicates that the Company has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 11, 2009. Upon receipt of the Company’s plan, which the Company anticipates filing with the Exchange prior to the March 10, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, the Company will be able to continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff. If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company
Inter-Atlantic Financial, Inc. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses in the financial services industry.
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